Exhibit 13.1

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

PRO FORMA CONSOLIDATED BALANCE SHEET (Unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. Dollars)

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

	Mira III Acquisition Corp. (CDN)	Exchange Rate	Mira III Acquisition Corp. (US$)	Wind Power Holdings, Inc. (US$)	Total (US$)	Adjustment (US$)		Note 3	Pro Forma Consolidated (US$)
						Debit	Credit
ASSETS
CURRENT ASSETS:
Cash	$168	0.93	$157	$4,534	$4,691	$22,905	$2,396	(e)	$25,200
Accounts receivable —net of allowance for doubtful accounts of $103				1,961	1,961				1,961
Inventories —net				11,682	11,682				11,682
Deferred costs				1,443	1,443				1,443
Other current assets				1,365	1,365				1,365

Total current assets	168		157	20,985	21,142	22,905	2,396		41,651

Property, plant and equipment —net				1,414	1,414				1,414
Intangible assets —net				509	509				509
Goodwill				722	722				722
Deferred taxes				2,384	2,384				2,384
Asset held for sale				1,300	1,300				1,300
Other assets				231	231				231

Total Assets	$168		$157	$27,545	$27,702	$22,905	$2,396		$48,211

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term debt	$—		$—	$141	$141				$141
Senior secured convertible notes				12,107	12,107	$12,308	201	(g)	—
Accounts payable				2,148	2,148				2,148
Accrued expenses	32	0.93	30	2,158	2,188				2,188
Accrued compensation		0.93	—	2,207	2,207				2,207
Deferred revenue				4,221	4,221				4,221
Deferred taxes				2,532	2,532				2,532
Customer deposits				10,917	10,917				10,917
Warrant liability				—	—		595	(h)	595
Liability for stock compensation				598	598				598
Other short-term liabilities				197	197				197

Total current liabilities	32		30	37,226	37,256	12,308	796		25,744

Deferred revenue, less current portion				1,163	1,163				1,163
Long-term debt, less current portion				300	300				300
Other long-term liability				258	258				258

Total Liabilities	32		30	38,947	38,977	12,308	796		27,465

Common stock	663	0.93	617	200	817	617		(d)	166,932
						2,396	22,905	(e)
							1,344	(d)
							12,308	(g)
							132,571	(a)
Additional paid-in capital	125	0.93	117	139,732	139,849	117	70	(d)	5,349
							7,278	(a)
						139,849		(a)
						595		(h)
						1,287		(d)
Accumulated deficit	(652)	0.93	(607)	(151,334)	(151,941)		607	(d)	(151,535)
						201		(g)

Total Stockholders’ Equity	136		127	(11,402)	(11,275)	145,061	177,082		20,746

Total Liabilities and Stockholders’ Equity	$168		$157	$27,545	$27,702	$157,369	$177,878		$48,211

See the accompanying notes to the pro forma consolidated balance

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

THE TRANSACTION

On December 7, 2013, Wind Power Holdings, Inc. (“Wind Power”) signed an engagement letter with Beacon Securities Limited (“Beacon”) under which Beacon has agreed to act as Wind Power’s agent to complete a private placement offering of its equity securities to raise aggregate gross proceeds of approximately $22,905. On January 15, 2014, Wind Power signed a letter of intent to be acquired by Mira III Acquisition Corp., (“Mira III”), a Canadian capital pool company, in a reverse takeover transaction. Upon completion of the transaction, Wind Power would be a wholly-owned subsidiary of Mira III, but Wind Power’s business would become Mira III’s operating business and Wind Power’s directors and officers would become Mira III’s directors and officers. Mira III also would succeed to Wind Power’s status as a reporting company under the Securities Exchange Act of 1934 which would permit it to continue to prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Mira III’s common stock is listed for trading on the TSX Venture Exchange under the symbol MRQ.P. Closing of the acquisition by Mira III is contingent upon, among other things, execution of definitive merger agreement, approval by Wind Power’s stockholders and by the stockholder’s of Mira III, approval by the Toronto Stock Exchange and the TSX Venture Exchange, and completion of the above-referenced private placement for gross proceeds of at least $15,000. Upon the closing of the equity securities issued to the private placement investors would be automatically exchanged for shares of Mira III’s common stock. Also upon the closing of the acquisition, all of the outstanding common stock of Wind Power would be exchanged for common stock of Mira III and all outstanding senior secured convertible notes of Wind Power would be converted to common stock of Mira III. The exchange ratio for the common stock and the conversion ratio for the convertible notes will be determined based upon the price of our securities issued in the above-reference private placement.

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet of Mira III has been prepared by Wind Power’s management in accordance with U.S. GAAP . In the opinion of Wind Power’s management, the pro forma consolidated balance sheet includes all of the adjustments necessary for fair presentation of the transactions as described below.

The unaudited pro forma consolidated balance sheet of Mira III has been compiled from the following financial information:

•	Audited financial statements of Mira III for the year ended December 31, 2013, as translated from International Financial Reporting Standards (IFRS) to U.S. GAAP, and

•	Audited financial statements of Wind Power for the year ended December 31, 2013.

The translation of Mira III’s balance sheet from IFRS to U.S. GAAP has no material impact on the pro forma presentation.

The unaudited pro forma consolidated balance sheet has been prepared as if the transactions described in Note 3 had occurred on December 31, 2013.

Functional and Presentation Currency: The balance sheet has been prepared in U.S. dollars, which is Wind Power’s functional and presentation currency.

The unaudited pro forma consolidated balance sheet is not intended to reflect the financial position of Mira III which would have actually resulted had the proposed transactions described in Note 3 and other pro forma adjustments occurred as assumed. Further, the unaudited pro forma consolidated balance sheet is not necessarily indicative of the financial position that may be attained in the future. The unaudited pro forma consolidated balance sheet should be read in conjunction with the financial information referred to above.

2.	PRO FORMA ASSUMPTIONS

The unaudited pro forma consolidated balance sheet incorporates the following pro forma assumptions:

(a)

Pursuant to the contemplated Merger Agreement (the “Merger”), Wind Power will merge with and into a newly created subsidiary of Mira III, with Mira III being the surviving company, in an exchange of all the equity securities of Wind Power for the common stock of Mira III. Mira III has no stated par on its common stock and as such, all of the stated capital value of Wind Power and Mira III are presented as the resulting common stock value as such $132,571 will be reclassified into common stock with the difference remaining as additional paid in capital resulting from the accumulation of stock based compensation expense. Wind Power’s options are valued based upon historical grant date fair value for the vested proportion of such options which is $7,278. As a result of the transaction, the former shareholders of Wind

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

Power will become the controlling shareholders of Mira III. The transaction will be accounted for as a reverse takeover (“RTO”)/recapitalization effected by a share exchange, wherein Wind Power is considered the acquirer for accounting and financial reporting purposes. As a result of the merger, Wind Power will become a wholly-owned subsidiary of Mira III. The assets and liabilities of Mira III will be included in the consolidated balance sheet at fair value, which approximate their pre-combination carrying values. Share capital, contributed surplus, accumulated other comprehensive loss and the deficit of Mira III will be eliminated.

(b)	Following the completion of the RTO, Mira III intends to change its name and operate under the name Northern Power Systems, Corp. (“NPS”).

(c)	In connection with the completion of the RTO, all of the outstanding shares of Mira III’s common stock will be split based on a price of $3.74 per share, representing the estimated pre-merger valuation of Wind Power, resulting in a conversion ratio of 34.7826-for-1. As a result 12,500,000 shares will be split into 359,375 shares of common stock.

(d)	Completion of the RTO will occur as follows:

Net assets of Mira III:

Cash	$157
Prepaid expenses
Accounts payable and accrued liabilities	(30)

127

Reduction in equity	$1,287

$1,414

Consideration comprised of:

Mira III stock at fair value (assumed price)	$1,344
Mira III stock options-fair value	70

$1,414

All of the outstanding options to purchase Mira III common stock issued to directors and officers of Mira III will also be adjusted based on a conversion ratio of 34.7826-for-1. As a result 1,500,000 options at an exercise price of $.08 per share will be split into 43,125 options with an exercise price of $2.82 per share and will be recorded at fair value on the RTO date

Mira III’s options are fully vested and valued, based upon the Black-Scholes pricing model, at fair value which is $70. In calculating the value of the stock options with the Black-Scholes model, the Company assumed (i) a risk free rate equal to the rate of the 1 year treasury prevailing at December 31, 2013 (ii) a volatility of 88.5%, the average of a set of guideline companies determined to be representative of the Company at that time, and (iii) a time to maturity of 1 year.

(e)	In connection with the completion of the RTO, Wind Power will complete an offering of 6,125,000 subscription receipts for gross proceeds of $22,905 at an issuance price of $3.74 per subscription receipt. The gross proceeds will represent the amount subscribed as a result of the capital raise. The subscription receipts will be issued by Wind Power pursuant to the financing, each being convertible into one Wind Power share and ultimately entitling the holder thereof to acquire one share of Mira III common stock. All of the transaction costs associated with Wind Power consummating the RTO are estimated at $2,396 and will be netted against the proceeds.

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

(f)	The 20,000,075 shares of Wind Power common stock currently outstanding will be exchanged for 12,485,745 shares of Mira III common stock at $3.74 per share, thus eliminating all of Wind Power’s common stock.

(g)	In connection with the completion of the RTO, Wind Power’s Senior Secured Convertible Notes with a carrying value of $12,308 will be converted into 3,291,343 shares of Mira III common stock at a price of $3.74 per share.

Additional indirect expenses of $180 associated with Wind Power’s activities to complete the Canadian Filing process with the TSX will not be netted against the proceeds. Mira III will issue 367,500 warrants to purchase Mira III common stock at $3.74 per share as part of the finance agent’s compensation.

(h)	The warrants have been recorded at a fair market value estimate of $595 using the Black-Scholes option pricing model. In calculating the value of the warrants with the Black-Scholes model, the Company assumed (i) a risk free rate equal to the rate of the 2 year treasury prevailing at December 31, 2013 (ii) a volatility of 80.5%, the average of a set of guideline companies determined to be representative of the Company at that time, and (iii) a time to maturity of 2 years.

3.	CAPITAL STOCK

Capital Stock as of December 31, 2013 in the unaudited pro forma consolidated balance sheet is comprised of the following:

	Restricted		Unrestricted		Total
	Number of Share	Stated Capital	Number of Share	Stated Capital	Number of Share	Stated Capital
Opening balance - Mira III after reverse split	359,375	$1,344	N/A	N/A	359,375	$1,344
Shares issued to effect the Reverse Takeover	9,082,375	96,580	3,403,370	36,191	12,485,745	132,771
Shares issued to effect conversion of Senior Secured Convertible Notes	2,394,187	8,953	897,156	3,355	3,291,343	12,308
Shares issued to effect the Private Placement	6,125,000		N/A	N/A	6,125,000	$20,509

	17,960,937	$106,877	4,300,526	$39,546	22,261,463	$166,932

4.	OUTSTANDING STOCK OPTIONS

The weighted average terms of the options outstanding after the RTO as of December 31, 2013 are as follows:

	Number	Exercise Price	Time to expiry

Wind Power – Options	1,691,652	$1.68	1 year
Mira III’s Directors and Officers - Options	43,125	$2.82	1 year

5.	OUTSTANDING WARRANTS

The weighted average terms of the warrants outstanding after the RTO as of September 30, 2013 are as follows:

	Number	Exercise Price	Time to expiry

Financing Agent – Warrants	367,500	$3.64	2 years

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)

As of December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

6.	EFFECTIVE INCOME TAX RATE

Wind Power’s effective income tax rate as of December 31, 2013 is 0.00% for the consolidated operations. The company will not have any income or property apportioned to Canada.